Exhibit 10.6
ELECTRONIC METERING SERVICE AND OPERATION AGREEMENT
     This Service and Operation Agreement (“Agreement”) is made and entered into as of April 15th, 2009 by and between COBRA Pipeline Company, LTD an Ohio corporation (“COBRA” or “Company”) and the Gas Recipiant Northeast Ohio Natural Gas Corporation(“UTILITY”).
WITNESSETH:
     Whereas, UTILITY desires to establish an electronice metering point between its facilities and the facilities owned by COBRA, as defined in “Exhibit A” in the State of Ohio; and
     Whereas, COBRA is willing to establish such electronic measuring points subject to the terms and conditions set forth herein.
     Now, therefore, in consideration of the premises and the mutual covenants and agreements set forth herein, COBRA and UTILITY (collectively “Parties”) agree as follows:
ARTICLE I — FACILITIES DESIGN AND CONSTRUCTION
1.1	COBRA has evaluated UTILITY’s request for electronic receipt points and, subject to the limits of COBRAs’ operating conditions and facilities as determined solely by COBRA, the Parties have agreed on the location of the electronic receipt points. The electronic receipt points shall be located on the COBRA pipeline system. The locations are identified on Exhibit A. UTILITY shall be responsible for payment to COBRA for a monthly operating and monitoring fee for all processed electronic metering points as set forth in Article 3.1.

1.2	COBRA shall engineer, install, construct, inspect, and test its electronic measuring equipment in accordance with sound and prudent standards and practices common to the natural gas industry, all applicable laws, orders, directives, rules, and regulations of all federal, state, and local authorities having jurisdiction over such activities and COBRA’s specifications.

1.3	Cobra shall procure and install, at its sole expense, any electric and telephone utility service required to operate the electronic metering equipment. Utility will be billed all monthly phone and electric charges associated with the individual meter station locations.
ARTICLE II — OPERATION AND MAINTENANCE
2.1	COBRA shall be responsible for the operation and routine maintenance and repair of electronic metering equipment installed at the location as identified in “Exhibit A”. UTILITY shall operate and maintain their respective facilities in accordance with sound and prudent practices common to the natural gas industry and all applicable laws, orders, directives, rules, and regulations of all federal, state, and local authorities having jurisdiction over such activities. COBRA reserves the right to inspect UTILITY’S equipment at any time with reasonable notification to UTILITY.

2.2	If UTILITY fails to comply with any provision of this Agreement or is deliquent in remittance of payment, COBRA shall have the right, upon reasonable notification to UTILITY, to (i) suspend the monitoring of the electronic metering receipt point pending UTILITY’s compliance with such provision or (ii) after a reasonable period of time, not less than ninety (90) days, to terminate this contract unless a reasonable payment plan has been accepted by COBRA. UTILITY shall reimburse COBRA for any loss, cost, damage or expenses incurred by COBRA as a direct result of UTILITY’s failure to comply with these specifications, except when such expense occurs as a direct result of COBRA’s deliberate decision to accept UTILITY’s nonpayment. COBRA shall be relieved of its obligations to UTILITY for the duration of such time as the payment has not been received. UTILITY, however, shall not be relieved of its obligations to COBRA for the duration of such time as the payment has not been received.

Failure of UTILITY to correct any nonpayments within a reasonable period of time may result in the Company’s termination of the electronic gas metering contract, or, at the Company’s option, the Company may make changes necessary to bring such payment to current, and UTILITY shall reimburse the Company for any reasonable expense incurred by it in nonpayment.
ARTICLE III — METER & MONITOR FEES
3.1	UTILITY shall pay to COBRA a $125.00 per location per month fee for the operation and general maintenance of electronic gas metering and communication equipment.

If Applicable: UTILITY also shall pay Cobra the associated utility charges for phone and electric at the locations identified on “Exhibit A”.

3.2	Payment of the MM fees, as set forth in Article 3.1, must be received by COBRA within thirty (30) days from the date of the invoice. If payment is not received by COBRA within the specified time, COBRA shall notify UTILITY and, unless cured by full payment within fifteen (15) days of such notice, UTILITY shall be deemed in default with no further notice required, and the MM service provided under terms of this agreement can be suspended, notwithstanding any other provisions herein to the contrary. In addition, bills not paid in their entirety within the thirty (30) day period shall be subject to a late payment charge of two percent (2%) per month. Upon receipt of payment, the Company will reinstate MM service.

3.3	Additional services may be provided by COBRA. Agreements for these, or other services, may be negotiated at any point during the effective period of this agreement.
ARTICLE IV — TERM
4.1	This Agreement shall become effective upon execution by COBRA and UTILITY and shall remain in effect for a term of (3) THREE years from the day that the electronic metering equipment is installed, and thereafter for successive (1) ONE year terms until terminated by either Party by the giving of one hundred eighty (180) days’ advance written notice of termination to the other Party; provided, however, that if, during the term of this Agreement, the Ohio Public Utility Commission, or other judicial or regulatory body having jurisdiction hereof, should take any action, the result of which is to change a material term of this Agreement, then the Parties shall negotiate an equitable adjustment to this Agreement.

4.2	In the event of default by either Party in the performance of any provision, conditions or requirement herein (other than the nonpayment of fees), the non-defaulting Party shall give notice in writing to the Party in default, specifying the default. Unless such default is cured within

Ninety (90) days after receipt of such notice of default, this Agreement may be terminated by written notice at the option of the non-defaulting Party.
4.3	Either Party may terminate this Agreement by written notice to the other Party if the other Party dissolves, liquidates, or terminates its separate corporate existence or proceedings are commenced against the other Party for any relief under any bankruptcy or insolvency law.
ARTICLE V — REGULATIONS
5.1	This Agreement and all of the terms and conditions contained herein, and the respective obligations of the Parties hereunder, are subject to all valid and applicable laws, orders, rules, and regulations of duly constituted authorities having jurisdiction.
5.2	Unless otherwise provided herein, each Party is individually responsible for securing all approvals, permits, certificates, and authorizations required for the construction and operation of its respective facilities under this Agreement.
ARTICLE VI — MISCELLANEOUS
6.1	All notices under this Agreement shall be in writing and deemed to have been duly given when deposited in the United States mail, postage prepaid, and addressed as follows:
If to COBRA:
For payments: As instructed on the invoice.
For all other communication:
COMMUNICATIONS ADDRESS

Name:	COBRA PIPELINE COMPANY, LTD
Street Address (Line 1):	3511 Lost Nation Rd.
Street Address (Line 2):	Suite 213
City, State & Zip Code	Willoughby, Ohio 44094
Contact Person:	Attn: Steve J. WIlliams
Contact Person Title:	Operations Manager
Contact Person Email:	swilliams@cobrapipeline.com
Telephone Number:	(440) 255-1945
Fax Number:	(440) 255-1985
If to UTILITY:
COMMUNICATIONS ADDRESS

Name:	Northeast Ohio Natural Gas Corporation
Street Address (Line 1):	8500 Station St.
Street Address (Line 2):	Suite 100
City, State & Zip Code	Mentor, Ohio 44060
Contact Person:	Martin K. Whelan
Contact Person Title:	COO
Contact Person Email:	mwhelan@neogas.com
Telephone Number:	440-974-3770
Fax Number:	440-974-0844

6.2	UTILITY will indemnify, defend, and hold COBRA, its owners, officers, directors, affiliates, and subsidiaries harmless, to the fullest extent permitted by law, from and against any and all loss, claims, demands, damages, injuries, or suits including, but not limited to, claims, demands, or suits for property damage, bodily injury, illness, disease, death, or loss of services, property, or wages which may be brought against COBRA by any party, including, but not limited to, any third party, any employee of UTILITY, contractor of UTILITY, subcontractor of UTILITY, or by any employee of contractors or subcontractors of UTILITY, or the legal representative or successor of any such person, in anywise arising out of or incident to (i) the negligent acts or omissions of UTILITY or any of UTILITY’s employees, contractors or subcontractors in connection with the construction and installation of the pipeline pursuant to this Agreement, and (ii) UTILITY’s presence in, on or about COBRA’s property or job site, such duty of UTILITY to indemnify, defend, and hold harmless COBRA to also include payment for COBRA’s costs and expenses, including attorneys’ fees. Such duty of indemnification shall survive the termination of this agreement for a period of twenty four (24) months.

COBRA will indemnify, defend, and hold UTILITY, its owners, officers, directors, partners, affiliates, and subsidiaries harmless, to the fullest extent permitted by law, from and against any and all loss, claims, demands, damages, injuries, or suits including, but not limited to, claims, demands, or suits for property damage, bodily injury, illness, disease, death, or loss of services, property, or wages which may be brought against UTILITY by any party, including, but not limited to, any third party, any employee of COBRA, contractor of COBRA, subcontractor of COBRA, or by any employee of contractors or subcontractors of COBRA, or the legal representative or successor of any such person, in anywise arising out of or incident to (i) the negligent acts or omissions of COBRA or any of COBRA’s employees, contractors or subcontractors in connection with the construction and installation of the pipeline pursuant to this Agreement, and (ii) COBRA’s presence in, on or about UTILITY’s property or job site, such duty of COBRA to indemnify, defend, and hold harmless UTILITY to also include payment for UTILITY’s costs and expenses, including attorney’s fees. Such duty of indemnification shall survive the termination of this agreement for a period of twelve (12) months.

6.3	The Parties acknowledge and agree that, in the event of an unforeseen emergency, COBRA, in its reasonable judgment, and without first having notified UTILITY, may deem it necessary for COBRA personnel to enter upon UTILITY’s premises in order to take such actions which COBRA, in its reasonable judgment, believes are necessary and appropriate to handle such emergency. In such event, COBRA will endeavor to notify UTILITY as soon as practicable after entering upon UTILITY’s premises; provided, however, that in no event shall COBRA be liable to UTILITY for damage to property, for monetary loss, or for personal injury caused by or arising from the actions of COBRA, its employees, or contractors, in responding to and/or treating such emergency situation, unless such damage, loss, or injury resulted exclusively from the gross negligence of COBRA.

6.4	Except with regard to payment due for services rendered, neither Party shall be liable to the other for failure to perform an obligation hereunder to the extent such failure was caused by “Acts of God”. The term “Acts of God” as employed herein means any cause not reasonably within the control of the party claiming suspension including, but not limited to: (i) physical events such as, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (iv) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction. Each Party shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.
6.5	The failure of either Party at any time to exercise any right or to require performance by the other Party of any provision herein shall in no way affect the right of such Party thereafter to enforce the same, nor shall the waiver by either Party hereto of any breach of any provision herein by the other Party be a waiver of any other breach of such provision, or as a waiver of the provision itself.

6.6	This Agreement shall be governed and construed in accordance with the substantive laws of the State of Ohio, without regard to the choice of law provisions thereof.

6.7	This Agreement shall inure to and be binding upon the successors and assigns of the Parties hereto; provided, that neither Party shall assign this Agreement and the rights hereunder without first having obtained the written approval of the other Party, which approval shall not be unreasonably withheld.

6.8	If any provision of this Agreement shall be held invalid, illegal, or unenforceable to any extent and for any reason by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the full extent permitted by law.

6.9	This written Agreement contains the entire Agreement between the Parties, and there are no understandings or representations between the Parties hereto. This Agreement may not be amended, other than as set forth herein, except by an instrument in writing signed by a duly authorized representative of each Party.
In witness whereof, the Parties have caused this agreement to be executed by their duly authorized representatives as of the day and year first above written.

COBRA PIPELINE COMPANY, LTD		NORTHEAST OHIO NATURAL GAS CORP

By:	/s/ Steven J. Williams	By:	/s/ Richard M. Osborne
Name:	Steven J. Williams	Name:	Richard M. Osborne
Title:	Operations Manager	Title:	Chairman of the Board